Exhibit 10.1

PURCHASE AND SALE AGREEMENT

1950 Excel Drive, Mankato MN

4050 Norris Court NW, Bemidji MN

THIS PURCHASE AND SALE AGREEMENT (“Agreement”), dated for reference purposes as of June 24, 2020 (the “Effective Date”), is entered into by and between NORTECH SYSTEMS, INC., a Minnesota corporation (“Seller”) and ESSJAY INVESTMENT COMPANY, LLC, a North Dakota limited liability company and/or its assigns hereunder (“Buyer”).

R E C I T A L S

A.    Seller is the owner of certain land and improvements consisting of two separate properties, one commonly known as 1950 Excel Drive in Mankato, Minnesota and the other as 4050 Norris Court NW in Bemidji, Minnesota, which are each legally described on the attached Exhibit A, together with: (a) all buildings and improvements now or hereafter constructed or located on the land (the “Improvements”), and (b) all easements, interests, rights and privileges benefiting or appurtenant to the land including, but not limited to, all right, title and interest of Seller in and to any land lying in the bed of any highway, street, road or avenue or alley, existing or proposed, in front of or abutting or adjoining the land and all right, title and interest of Seller in and to any unpaid award for the taking by eminent domain of any part of the land or the Improvements or for damage thereto by reason of a change of grade of any highway, street, road, avenue or alley (collectively, the “Real Property”).

B.     Seller desires to sell, and Buyer desires to purchase, the Real Property on the terms and conditions set forth in this Agreement.

A G R E E M E N T

1.     Sale of Real Property. Subject to the terms and on the conditions set forth in this Agreement, Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, the Real Property. Buyer acknowledges that the sale of the Real Property expressly excludes any and all trade fixtures, equipment and other movable personal property of Seller or others located at the Real Property and used in the operation of Seller’s trade or business at the Real Property; provided, however, the Real Property to be sold to Buyer shall include all fixtures and equipment (whether affixed or not) that are related to the general operation of or otherwise appurtenant to the Real Property or Improvements (“Sold Fixtures”), but excluding items that are for the specific operation of Seller’s existing business activities that do not constitute building fixtures). Sold Fixtures shall include, by way of example and without limitation, all HVAC and A/C units and equipment, electrical generators, and all other heating, ventilation, air conditioning, electrical, plumbing and other mechanical and building systems and equipment, except with respect to extent of trade fixtures and specialty fixtures (e.g., emergency generators, special filtration / air pressure regulators, computer room supplemental air conditioning units and similar items that are not general building fixtures, with such excluded items to remain the personal property of Seller).

2.     Purchase Price. The total purchase price (“Purchase Price”) to be paid by Buyer to Seller for the Real Property shall be Six Million Three Hundred Thousand Dollars ($6,300,000). The Purchase Price shall be paid as follows:

2.1     Deposit. The “Deposit” shall consist of Fifty Thousand Dollars ($50,000.00), to be deposited with the Title Company (as defined below in Section 2.3) within three (3) business days of the Effective Date. If Buyer does not elect to terminate this Agreement during the Inspection Period (as defined below), Buyer shall deposit an additional Fifty Thousand Dollars ($50,000.00) with the Title Company within three (3) business days of the expiration of the Inspection Period. Such additional deposit shall be deemed to constitute part of the Deposit.

2.2     Balance. The balance of the Purchase Price shall be paid in cash, on or before Closing (as defined below in Section 3), subject to adjustments and prorations as provided in this Agreement.

2.3     Escrow. Within thee (3) business days after the Effective Date (as defined in Section 16.11), Buyer and Seller shall open an escrow for the purchase and sale of the Real Property with First American Title Insurance Company (“Title Company”), by depositing with Title Company a fully-executed copy of this Agreement. The Title Company shall hold the Deposit and deliver it in accordance with the terms of this Agreement and the letter of instruction attached to this Agreement as Exhibit B. Interest, if any, earned on the Deposit shall accrue to Buyer’s benefit. Except as otherwise provided in this Agreement, the Deposit, including any interest, shall be delivered to the Seller by the Title Company at Closing and shall be credited against the Purchase Price. The terms and conditions set forth in this Agreement shall constitute both the agreement between Buyer and Seller and joint escrow instructions for the Title Company. If the Title Company requires separate or additional escrow instructions or if Seller or Buyer desires to submit additional escrow instructions, Seller and Buyer agree to promptly execute and deliver the additional instructions to Title Company, provided such additional instructions are consistent with this Agreement and otherwise commercially reasonable. If there is any conflict or inconsistency between the terms and conditions of this Agreement and the additional instructions, this Agreement shall govern unless Buyer and Seller otherwise agree in writing. The additional instructions shall not be deemed to modify or amend the provisions of this Agreement unless Buyer and Seller so agree in writing.

2.4     Allocation of Purchase Price. The allocation of the Purchase Price between the two separate properties that collectively constitute the Real Property shall be reasonably determined by Seller and Buyer prior to Closing and shall be reflected appropriately in the closing statements executed by the parties at Closing.

3.     Title.

3.1     State of Title. Subject to and without limitation of the parties’ respective rights and obligations under Sections 3.2 and 3.3 below, at Closing, Seller shall convey fee simple title in the Real Property to Buyer by limited warranty deeds, subject to all matters of record; provided however that Buyer’s obligation to close shall be conditioned upon the Title Company being willing to issue to Buyer and its lender (if any) at closing and ALTA owner’s (and lender’s, if applicable) policy of title insurance that shows title vested in Buyer from and after Closing, subject only to the Permitted Exceptions.

3.2     Title Examination. Title examination of the Real Property will be conducted as follows:

(a)     Title Evidence. Within three (3) Business Days after the Effective Date, Seller shall, at Seller’s expense, order from Title Company, and thereafter promptly furnish Buyer, with the following (collectively, the “Title Evidence”):

  (i)     Title Insurance Commitment. A commitment for an ALTA Owner’s policy of title insurance for each of the two constituent parcels of the Real Property from the Title Company, dated subsequent to the date of this Agreement (the “Commitment”). The Commitment shall show all exceptions to title including, but not limited to, all covenants, conditions, restrictions, reservations, easements, rights and rights-of-way, liens and other matters of record, and shall include proper searches for bankruptcies, judgments and State and Federal tax liens affecting the two constituent parcels of the Real Property or Seller.

  (ii)     Exception Documents. Complete and legible copies of or electronic links to all documents or instruments that are listed in the Commitment as affecting the Real Property (the “Exception Documents”).

(b)     ALTA Surveys. Within three (3) Business Days after the Effective Date, Seller shall provide Buyer with copies of Seller’s existing surveys, if any, for each of the two constituent parcels of the Real Property. Buyer (at Buyer’s cost and expense), shall have the right to obtain surveys of the Real Property or, if such exist, have such surveys updated (each new or updated survey, if any, a “Survey”).

(b)     Buyer’s Objections. Buyer shall be allowed until the date twenty (20) days after receiving all the Commitments and Surveys to notify Seller in writing of any objections based on the form of or the matters disclosed by the Title Evidence and/or Surveys (“Objections”). Buyer’s failure to make Objections within such time period will constitute a waiver of any Objections, except as otherwise expressly provided in this Agreement. Any matter shown on the Title Evidence and not objected to by Buyer shall be deemed a “Permitted Exception” except as otherwise provided below in Section 3.3. Seller agrees to diligently proceed to cure any Objections. If the Objections are not cured (to Buyer’s reasonable satisfaction) within ten (10) days after Seller’s receipt of a timely written notice of the Objections to Seller, Buyer will have the right (as Buyer’s sole remedy pertaining to such failure of Seller to remove an Objection to Buyer’s satisfaction, except as provided in Section 3.3. below) to either: (i) waive the Objection and proceed with the transaction; or (ii) terminate this Agreement by delivering written notice to Seller at any time prior to Closing, in which case the Deposit shall be immediately returned to Buyer. Any liens, encumbrances and other matters affecting title to the Real Property which are created and which may appear of record after the date of the Commitment but before the Closing Date (“Intervening Liens”), shall also be subject to Buyer’s approval, except such Intervening Liens which are created by or through Buyer. In addition to the other applicable means of written notice Buyer may elect under Section 17.1, any notice by Buyer of Objections or termination under this Section 3.2(b) is also permitted to be given by email sent to Seller’s legal counsel without need for other written notice pursuant to Section 17.1, in which case such notice shall be deemed delivered when sent by such email.

3.3     Deemed Objections. Notwithstanding anything to the contrary contained in this Agreement, Buyer shall automatically be deemed to have made Objections to and Seller shall be obligated to cure and satisfy at or prior to Closing any: (a) mortgage or deed of trust financing, security interest, collateral lease assignment, fixture filings or similar liens given for security or collateral purposes by Seller, (b) state, federal or local tax liens or liens for the nonpayment of any taxes or special assessments, (c) any judgment liens, (d) mechanic’s lien, construction lien or any other similar statutory liens, and (e) any other lien securing any monetary obligation (collectively, “Liens”). If Seller has not removed such Liens by Closing, then any such Liens will be cured and satisfied out of Seller’s proceeds at Closing; provided, however, that any of the items falling within the scope of items (b), (c) and (e) shall not be subject to the remedy of this sentence unless such Lien(s) under (b), (c) or (e) were caused or created by (or are against or in the name of) Seller or its affiliates, in which case Seller may elect, in lieu of payment of such Lien(s) under (b), (c) or (e) out of Seller’s proceeds at Closing, to diligently contest such Lien(s) so long as (i) Seller causes the Title Company to insure over such Lien(s) in the Title Policy, and (ii) Seller furnishes such security (e.g., escrowing a portion of Seller’s proceeds at Closing, or posting an appropriate bond, etc.) as is necessary to prevent any foreclosure of such Lien(s), or any portion thereof, at any time, for the benefit and to the reasonable satisfaction of the Title Company and Buyer. Notwithstanding the foregoing, Seller shall have no obligation to cure any Liens created by the act of Buyer or its agents or contractors, including without limitation, any mechanic’s liens filed with respect to labor and services performed or materials supplied at the instance and request of Buyer.

3.4     Title Insurance Policy. At the Closing (and as a condition to Buyer’s obligation to close), the Title Company shall issue in Buyer’s favor an ALTA extended coverage Owner’s Policy of Title Insurance (the “Title Policy”), in an amount not less than the Purchase Price, insuring Buyer’s title to the Real Property, subject only to the Permitted Exceptions and general property taxes payable during the year in which the Closing Date occurs, and with endorsements for zoning, access, contiguity, increased coverage and such other endorsements as Buyer may request.

4.     Seller’s Representations and Warranties. Seller represents and warrants to Buyer, as of the Effective Date and as of the Closing Date, as follows:

4.1    Authority. Seller is a corporation, duly organized, existing and in good standing under the laws of and qualified to transact business in the State of Minnesota, and this Agreement and all documents and acts contemplated hereby are duly authorized by all requisite action of Seller. This Agreement has been duly executed and delivered; all of Seller’s Closing Documents (as defined in Section 10 below) to be signed by Seller will have been duly executed and delivered at Closing; such execution, delivery and performance by Seller does not conflict with, or result in, a violation of any judgment, order, or decree of any court or arbiter to which Seller is a party or by which it is bound; this Agreement and those of Seller’s Closing Documents to be signed by Seller will contain the valid and binding obligations of Seller, and be enforceable in accordance with their terms.

4.2     Title to Real Property. Seller owns the Real Property in fee simple.

4.3     Leases. As of the Effective Date and the Closing Date, the Real Property is not, and will not be, subject to any lease or occupancy agreement other than the Leases (as defined below in Section 6.5), the terms of which will commence at Closing, and the provisions of the Winland Communications lease of a portion of the Mankato property, provided that, at Closing, Seller shall be responsible for having the Winland Communications lease converted to a sublease under the Lease applicable to the Mankato property, pursuant to a written sublease agreement signed by both Seller and Winland Communications (“Winland Sublease”) to be effective from and after Closing, which Winland Sublease shall be in form and substance satisfactory to Buyer, and shall provide for, among other things, the following terms and conditions: (a) the rents, term (which term shall be for interval(s) no longer than year-to-year) and other material terms of the Winland Sublease, (b) that the Winland Sublease is subject and subordinate to the Lease for the Mankato property, and Winland Communications use of its subleased premises shall comply with all terms and conditions of the Lease, and the Winland Sublease shall terminate upon the expiration or sooner termination of the Lease, (c) that the Winland Sublease supersedes and replaces any prior written or oral lease between Winland Communications and Seller, and shall not be further amended without Buyer’s consent (such consent not to be unreasonably withheld, delayed or conditioned), (d) Winland Communications confirms no fact, event or circumstance exists that (with notice, the passage of time or both) would or could be reasonably anticipated to constitute a claim, breach, default or event of default by it or by Seller under the preceding lease arrangement as of the Closing Date or any period prior thereto, and (e) Winland Communications releases Buyer from any liability for any matters whatsoever (and agrees to look solely to Seller, as sublandlord, with respect to any default or claim under the Winland Sublease).

As of the Effective Date and the Closing Date, Seller has the financial ability to perform all its payment and other monetary obligations, as tenant, under the Leases from and after Closing.

4.4     Rights of Others. Seller has not entered into any other contracts for the sale of the Real Property, nor are there any rights of first refusal or options to purchase the Real Property or any other rights of others that might prevent the consummation of this Agreement.

4.5     FIRPTA. Seller is not a “foreign person”, “foreign partnership”, “foreign trust” or “foreign estate” as those terms are defined in Section 1445 of the Internal Revenue Code.

4.6     Proceedings. There are no claims, actions, suits, proceedings or investigations pending or, to Seller’s knowledge, threatened by any governmental department or agency, or any corporation, partnership, entity or person, which in any manner or to any extent may affect: (a) the Real Property, (b) Seller’s right, title and interest in and to any part or all of the Real Property, or (c) Seller’s ability to vest in Buyer a fee simple ownership interest in the Property. There is no pending or, to Seller’s knowledge, threatened condemnation, eminent domain or similar proceeding affecting any part of the Real Property as of the Effective Date.

4.7     Legal Requirements. Based on Seller’s Actual Knowledge (as defined below) the Real Property is not in material violation of any governmental order, regulation, statute, code or ordinance dealing with the use, construction, operation, safety and/or maintenance thereof, and all existing zoning and building codes and other applicable laws and governmental regulations permit the operation of the Real Property, and Seller has not received any written or oral notice of any such violation or claimed violation from any local, state, or federal governing authority that has not been remedied or resolved, as applicable. Based on Seller’s Actual Knowledge, all necessary certificates of occupancy, licenses or permits, authorizations, consents and approvals required by all governmental authorities having jurisdiction have been issued for the Real Property and are in full force and effect. Seller is not prohibited from consummating the transactions contemplated by this Agreement by any law, regulation, agreement, instrument, restriction, order, or judgment.

4.8     Building Systems and Structure. To Seller’s “Actual Knowledge” (which for purposes of this Agreement shall mean the actual knowledge of Jay Miller and Connie Beck with an obligation of due inquiry), all heating, ventilation, air conditioning, electrical, plumbing and other mechanical and buildings systems of the Real Property are in good order working order and condition, taking into consideration the age and wear and tear on such items. To Seller’s Actual Knowledge, all foundations, walls, roofs and other structural and physical components of the Real Property are structurally sound and free from material defects or damage.

4.9     Insurance Claims. There has been no claims made, nor, to Seller’s Actual Knowledge, are any claims threatened or reasonably anticipated, under any existing policy of insurance (including, without limitation, any general liability or casualty policy) by Seller, or by any third party, with respect to the Real Property or any part thereof, including, without limitation any claim, whether pending or threatened, related to or arising from loss of life, personal or bodily injury or damage to property on, at or about any of the Real Property, or loss, damage or other casualty to the Real Property, or any portion thereof, nor has there been any loss of life, personal or bodily injury, damage to property on, at or about any of the Real Property that are outstanding and unresolved.

4.10   Environmental. Based on Seller’s Actual Knowledge, except as has been done in material compliance with all applicable laws, there have been no any hazardous, toxic or dangerous waste, substance or materials, placed, held, located, released or disposed on, under or at the Real Property by Seller, its employees, owners, officers, contractors and/or agents. To Seller’s Actual Knowledge, no underground wells, above or below ground fuel or other storage tanks or private septic systems exist on, under or upon the Real Property.

Seller shall indemnify and hold harmless Buyer from any claims, costs, damages or liabilities (including attorneys’ fees) arising from any breach of any representation or warranty contained in this Section 4. Such representations and warranties shall survive Closing for a period of one year; provided, however, consummation of this Agreement by Buyer with actual knowledge of any breach by Seller of any of the representations and warranties of Seller set forth in this Section 4 will constitute a waiver or release by Buyer of any claims due to such breach. Notwithstanding the foregoing, nothing contained in this paragraph shall apply to, reduce or in any manner impair any rights or remedies of Buyer (as landlord) under the Leases.

5.    Buyer’s Representations and Warranties. Buyer is a limited liability company duly organized, existing and in good standing in the State of North Dakota, and Buyer (or its assignee as Buyer hereunder) will be qualified to transact business in the State of Minnesota as of the Closing Date, and this Agreement and all documents and acts contemplated hereby are duly authorized by all requisite action of Buyer.

6.     Buyer’s Contingencies.

6.1     Disclosure Materials. Within five (5) business days of the Effective Date, Seller, at its sole cost and expense, shall provide Buyer with complete and accurate copies of (or create a data room accessible by Buyer with) all relevant documents, materials and information in Seller’s possession or reasonable control pertaining to the Real Property (but such items shall not be deemed to include items that pertain solely to Seller’s business operations at the Real Property), including but not limited to the following: (a) maps, surveys, plans, Autocad drawings, specifications, drawings, assessments, reports, studies, tests, investigations, contracts, records of all capital improvements, maintenance and service contracts pertaining to HVAC units, leases and other agreements, and (b) permits, licenses, certificates, approvals and other entitlements pertaining to the Real Property (collectively, the “Disclosure Materials”).

6.2     Inspections. From the Effective Date and until (and including) the date forty-five (45) days following the Effective Date (the “Inspection Period”), Seller shall allow Buyer, and Buyer’s agents, reasonable access to the Real Property without charge and at all reasonable times for the purpose of Buyer investigating the same and the physical condition thereof, including, without limitation, topographic and soil conditions, test pits, soil borings, market and engineering studies, feasibility studies, environmental investigations and such other tests, studies or investigation with respect to the Real Property. Buyer shall promptly repair any damage to the Real Property caused by such inspections and studies and shall indemnify and defend Seller against and hold Seller harmless from any loss, cost, damage or expense, including without limitation, reasonable attorneys’ fees, to extent such arise from Buyer’s entry upon the Real Property prior to Closing, provided, however, the discovery of an existing adverse condition or defect at the Real Property (by way of example, and not limitation, any environmental contamination) shall not be deemed a disturbance or damaging of the Real Property and shall not be condition that Buyer is obligated to repair or indemnify Seller against.

6.3     Feasibility. Buyer’s obligation to close on the purchase of the Real Property under this Agreement is contingent upon the satisfaction or waiver by Buyer during the Inspection Period (as defined above) of the following contingencies: (a) Buyer shall have reviewed and approved the suitability of the Real Property for Buyer’s desired use of the Real Property; and (b) Buyer shall have reviewed and approved the physical and environmental condition of the Real Property. The foregoing contingencies are for the sole benefit and in the sole discretion of Buyer. In the event that any of these contingencies are not satisfied or waived by Buyer (or for any other reason or no reason, Buyer elects to not proceed with its purchase of the Property), Buyer shall have the right to terminate this Agreement upon written notice to Seller, in which case the Deposit shall be promptly refunded to Buyer, provided that such termination notice is delivered to Seller on or prior to the expiration of the Inspection Period. If Buyer does not terminate this Agreement prior to the expiration of the Inspection Period, Buyer shall be deemed to have waived the contingencies described in this Section 6.3. In addition to the other applicable means of written notice Buyer may elect under Section 17.1, any notice of termination by Buyer under this Section 6.3 is also permitted to be given by email sent to Seller’s legal counsel without need for other written notice pursuant to Section 17.1, in which case such notice shall be deemed delivered when sent by such email.

6.4     Cooperation. Seller shall, without charge to Buyer, cooperate in Buyer’s attempts to obtain all governmental approvals necessary in Buyer’s judgment in order to make use of the Real Property for Buyer’s intended or desired purposes. Seller shall further execute such documents as may be required by governmental bodies to accomplish the foregoing.

6.5     Leases. Seller and Buyer shall enter into, at Closing, a Lease Agreement for each of the two constituent parcels of the Real Property, under which Seller will be the tenant of each lease (collectively, the “Leases”), which Leases shall each be in the agreed-to form of Lease Agreement attached hereto as Exhibit C, and the respective initial “Base Annual Rental” under the Leases for each constituent parcel of Real Property shall be as follows (which amounts shall be inserted in the respective Lease under Section 1.05 for execution at Closing): (a) with respect to the constituent parcel of Real Property commonly known as 1950 Excel Drive in Mankato, Minnesota, the “Base Annual Rental” under the Lease shall be $323,779.50 per year (subject to annual Rental Adjustments as set forth in the Lease); and (b) with respect to the constituent parcel of Real Property commonly known as 4050 Norris Court NW in Bemidji, Minnesota, the “Base Annual Rental” under the Lease shall be $215,250.50 per year (subject to annual Rental Adjustments as set forth in the Lease).

At Closing, Seller shall, at Seller’s cost and expense, cause to be issued and delivered to Buyer a fully executed, fully transferable, unconditional, irrevocable letter of credit (in form and substance reasonably satisfactory to Buyer) satisfying the criteria for such letter of credit set forth in the Leases.

6.6     “As-Is” Sale. Buyer acknowledges and agrees that, except as otherwise expressly set forth in this Agreement, if upon the completion of its desired inspections and investigations of the Real Property, Buyer elects to purchase the Real Property, Buyer will be acquiring the Real Property in “AS IS, WHERE IS, WITH ALL FAULTS AND DEFECTS” condition.

7.    Executory Period. From and after the Effective Date through Closing, Seller shall: (a) continue to maintain the Real Property in the same manner and condition as existed prior to the Effective Date; (b) remain current in the payment of all utilities, service contracts and real estate taxes and assessments pertaining to the property, (c) not enter into or permit any new easements, covenants, conditions, restrictions, liens, mortgages, or other encumbrances whatsoever upon the Real Property, or any amendments or modifications of any such existing encumbrances, without Buyer’s express written consent, (d) not enter into any new lease, contract or other agreement that would be binding upon Buyer following Closing without Buyer’s prior written consent, (e) maintain commercially prudent and reasonable levels of liability and hazard insurance for the Real Property, (f) not sell, mortgage, pledge, hypothecate or otherwise transfer, dispose of or encumber any part of the Real Property, (g) initiate, consent to, approve or otherwise take any action with respect to zoning or any other governmental rules or regulations applicable to the Real Property, and (h) promptly notify Buyer in writing of any material change or impairment to any portion of the Real Property that occurs during such executory period.

8.     Closing. The closing of the purchase and sale contemplated by this Agreement (the “Closing”) shall occur on the date which is on or prior to thirty (30) days following the expiration of the Inspection Period. Any reference in this Agreement to the “Closing Date” shall mean the actual date of Closing. The Closing shall take place at the offices of the Title Company or such other reasonable location as may be agreed to by the parties. Buyer acknowledges and agrees that its right to purchase the Real Property under this Agreement apply to the joint purchase of the two constituent parcels of the Real Property and that Buyer shall not have the right to purchase only one, but not the other, of such constituent parcels.

9.     Seller’s Closing Documents. On the Closing Date, Seller shall execute and/or deliver to Buyer the following (collectively, the “Seller’s Closing Documents”):

9.1     Deeds. Limited warranty deeds, in commercial reasonable and customary form, conveying each component of the Real Property to Buyer, in accordance with Section 3.1 above.

9.2    Leases. Counterpart originals of the Leases, executed by Seller as the tenant, and a copy of the fully executed Winland Sublease (in accordance with Section 4.3) between Seller and Winland Communications.

9.3     Records. Copies of relevant records of Seller pertaining directly to operation, repair and maintenance of the Real Property as commercial buildings, but not including records that pertain to the operation of the business activities of Seller upon the Real Property.

9.4    Seller’s Affidavit. An affidavit of title to the Title Company, duly executed by Seller in commercial reasonable and customary form, and such other documents as may be reasonably required by the title insurer to record the Seller’s Closing Documents and issue the Title Policy required by this Agreement.

9.5     FIRPTA Affidavit. A non-foreign affidavit, properly executed and in recordable form, containing such information as is required by IRC Section 1445(b)(2) and related regulations.

9.6     IRS Reporting Form. The appropriate federal income tax reporting form, if required.

9.7     Closing Statement. Seller closing statements for each of the two constituent parcels of the Real Property.

9.8    Authority. A Certificate of Seller, in form and substance reasonably acceptable to Buyer and the Title Company, evidencing and certifying Seller’s right, power and authority to sell the Property, Seller’s board of directors authorization of this Agreement and Closing of the transactions contemplated hereby, and the authority of the persons executing Seller’s Closing Documents on behalf of Seller.

9.9     Letter of Credit. The letter of credit in accordance with Section 6.5.

9.10   Other Documents. All other documents reasonably necessary to transfer the Real Property to Buyer free and clear of all Liens, charges and encumbrances except the Permitted Exceptions and to consummate the transaction set forth in this Agreement.

10.   Buyer’s Closing Documents. On the Closing Date, Buyer will execute and/or deliver to Seller the following (collectively, the “Buyer’s Closing Documents”):

10.1   Purchase Price. The balance of the Purchase Price in cash, certified funds or by wire transfer, in accordance with Section 2.2.

10.2   Leases. Counterpart originals of the Leases, executed by Buyer as the landlord.

10.3   Title Documents. Such documents as may be reasonably required by the title insurer to record the Seller’s Closing Documents and issue the Title Policy required by this Agreement.

10.4   Closing Statement. Buyer closing statements for each of the two constituent parcels of the Real Property.

10.5   Other Documents. All other documents reasonably required of Buyer to consummate the transaction set forth in this Agreement.

12.   Closing Costs and Prorations. Real estate taxes for the year of Closing, and all years prior to Closing, shall be the responsibility of Seller (as the owner of the Real Property prior to the Closing, and as the tenant responsible for the same under the Leases following Closing) and there shall be no proration of such real estate taxes at Closing. Seller shall pay or cause to be paid on or before Closing all assessments due and payable, levied or pending for the Real Property, and real property transfer taxes including State Deed Tax. Seller shall be responsible for the costs of the Commitment. Buyer shall be responsible for the premium for Buyer’s Title Policy. Buyer shall be responsible for the costs to update the Surveys (if Buyer elects to update) and the costs for any simultaneous issue of any lender title policy and costs for any endorsements desired by Buyer to its Title Policy. Buyer and Seller shall each pay one-half of the Title Company’s escrow fee and any closing fee. Any other closing fees and costs shall be allocated between the parties in accordance with the customary practice in the county in which the Real Property is located.

13.   Risk of Loss.

13.1   Damage or Destruction. If the Real Property is damaged by fire or other casualty prior to the Closing Date which would cost in excess of One Hundred Thousand Dollars to repair (as determined by the parties in good faith), Buyer may elect one of the following actions: (a) Buyer may terminate this Agreement by written notice to Seller given on or before the Closing Date (in the event of such termination, this Agreement will be of no further effect, the Deposit shall be returned to Buyer, and neither Party will thereafter have any further obligation under this Agreement, except for any obligations which expressly survive termination); or (b) if Buyer does not elect to terminate this Agreement, then the Closing will take place as provided in this Agreement without abatement of or reduction in the Purchase Price, and Seller will assign and transfer to Buyer on the Closing Date all of Seller’s right, title and interest in and to all insurance proceeds paid or payable to Seller on account of such fire or other casualty, less such portion thereof as may have been applied to restoration prior to the Closing Date (with Buyer’s approval), if any, and shall give a credit to Buyer against the Purchase Price in the amount of any applicable policy deductible. If the Real Property or any part thereof is damaged by fire or other casualty prior to the Closing Date which would cost One Hundred Thousand Dollars ($100,00.00) or less to repair (as determined by the parties in good faith), Buyer will not have the right to terminate its obligations under this Agreement by reason of such damage or to any reduction in the Purchase Price, and the Closing will take place as provided in this Agreement, but Seller will assign and transfer to Buyer on the Closing Date all of Seller’s right, title and interest in and to all insurance proceeds paid or payable to Seller on account of any such fire or other casualty, less such portion as may have been applied to restoration of the Real Property prior to the Closing Date, if any, and shall give a credit to Buyer against the Purchase Price in the amount of any applicable policy deductible. Buyer does not bear the risk of loss to the Real Property prior to Closing. Prior to the Closing Date, Seller shall not settle, adjust, or consent or otherwise agree to any insurance settlement, resolution, or dispute without Buyer’s prior written consent (such consent not to be unreasonably withheld, delayed or conditioned). Seller shall promptly provide copies of all written information and communication sent and received by Seller pertaining to any insurance claim within the scope of this Section 13.1, and shall afford Buyer the opportunity to participate in all communications and meetings regarding such casualty matter.

13.2   Condemnation. If, prior to the Closing Date, eminent domain proceedings are commenced against all or any part of the Real Property, Seller shall immediately give Buyer written notice of such fact and Buyer shall have the right (to be exercised within thirty (30) days after receipt of Seller’s notice) to terminate this Agreement. If this Agreement is so terminated, neither party will have further obligations under this Agreement and the Deposit shall be returned to Buyer. If Buyer does not so terminate this Agreement, the Purchase Price shall be reduced by any condemnation awards paid to Seller prior to Closing and Seller shall, at Closing, assign to Buyer all of Seller’s right, title and interest in and to any award made or to be made in the condemnation proceedings. Prior to the Closing Date, Seller shall not designate counsel, appear in, or otherwise act with respect to the condemnation proceedings without Buyer’s prior written consent. Seller shall contemporaneously provide copies of all written information and communication sent and received by Seller, and shall afford Buyer the opportunity to participate in all communications and meetings regarding such condemnation matter.

14.   Remedies. If Buyer should commit a breach under this Agreement that is not cured by Buyer within 10 days after Buyer’s receipt of written notice of the same from Seller, Seller shall have the right to terminate this Agreement by giving written notice to Buyer in accordance with Minnesota law. Upon such termination the Title Company will deliver the Deposit to Seller and Seller may retain the same as liquidated damages. The termination of this Agreement and retention of the Deposit by Seller will be the sole remedy available to Seller for such default by Buyer, and Buyer will not be liable for other damages and/or specific performance; provided, however, this limitation on remedies shall not be limited to any claim by Seller under the indemnity provision set forth above in Section 6.2. If Seller commits a breach under this Agreement that is not cured by Seller within 10 days after Seller’s receipt of written notice of the same from Buyer, Buyer’s sole remedy shall be limited to one of the following: (a) termination of the Agreement (in which case, the Deposit shall be returned to Buyer); or (b) specific performance (provided that action for specific performance must be commenced within three (3) months after Buyer becomes aware of Seller’s default. In the event of any action or dispute between Seller and Buyer arising out of this Agreement, the losing party shall pay the prevailing party a reasonable sum for attorneys’ fees incurred in bringing or defending such action and/or enforcing any judgment granted in such action.

15.   Brokers. Seller shall be solely responsible for any brokerage commission owed to CBRE in connection with the transaction set forth in this Agreement. Seller agrees to indemnify and hold the Buyer harmless against all claims, damages, costs or expenses of or for any other such brokerage fees or commissions resulting from Seller’s actions or agreements regarding the execution or performance of this Agreement.

16.  Blocked Persons. Neither Seller nor Buyer, nor, to the actual knowledge of Seller or Buyer, any of their respective affiliates, is in violation of any laws relating to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56. Neither party hereto nor, to the knowledge of the parties, any of their affiliates, or their respective brokers or other agents acting or benefiting in any capacity in connection with the transaction contemplated hereby, is any of the following: (a) a person or entity that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order; (b) a person or entity owned or controlled by, or acting for or on behalf of, any person or entity that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order; (c) a person or entity with which either party is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law; (d) a person or entity that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or (e) a person or entity that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list. Neither party, nor to the knowledge of either party, any of its brokers or other agents acting in any capacity in connection with the transaction contemplated hereby (a) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any person described in this Section 16, (b) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (c) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law. This Agreement may be terminated by either party if the other party is determined to be a blocked person within the meaning of the Executive Order.

17.   Miscellaneous.

17.1   Notices. All notices required or permitted to be given hereunder shall be in writing and shall be deemed given upon: (a) personal service, (b) the date of deposit with an overnight courier service, or (c) three (3) business days following deposit in the United States first class mail, postage prepaid, and addressed as set forth below. The parties shall each have the right to change the addresses and numbers by written notice to the other party.

If to Seller:	Nortech Systems, Inc. 7550 Meridian Circle North Maple Grove, MN 55369 Attn: CFO

With a copies to:	Insitu Law, PLC 100 S. 5th St., Ste. 1900 Minneapolis, MN 55402 Attn: Mark Hooley

MASLON, LLP 3300 Wells Fargo Center 90 South Seventh Street Minneapolis, MN 55402-4140 Attn: Andy Jacobson

If to Buyer:	Essjay Investment Company, LLC 4110 40th Street S, Suite 104 Fargo, North Dakota 58104 Attention: Josh Benson

With a copy to:	Vogel Law Firm 218 NP Avenue Fargo, ND 51807 Attention: Matthew L. Thompson

If to Title Company:	First American Title Insurance Company 121 South Eighth Street, Suite 1250 Minneapolis, MN 55402 Attn: Jim Erickson

17.2   Captions. The paragraph headings or captions appearing in this Agreement have been inserted for convenience only, are not part of this Agreement and are not to be considered in interpreting this Agreement.

17.3   Entire Agreement. This written Agreement together with the exhibits attached hereto constitutes the complete agreement between the parties and supersedes any prior or contemporaneous oral or written agreements between the parties regarding the Real Property. There are no verbal agreements that change this Agreement and no waiver of any of its terms will be effective unless in a writing executed by the parties.

17.4   Successors. This Agreement binds and benefits the parties and their successors and assigns. Buyer shall have the right to assign its interest under this Agreement and upon such assignment the original buyer shall be relieved of any further obligations under this Agreement. Buyer shall promptly notify Seller of any such assignment.

17.5    Cooperation. Seller and Buyer agree to execute all further documents and to take all such further action as may be necessary or helpful to fully implement the provisions of this Agreement.

17.6    Controlling Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota.

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17.7    No Joint Venture. This Agreement shall not be deemed under any circumstances to create any joint venture between Buyer and Seller or to render Buyer and Seller joint venturers or partners.

17.8    1031 Exchange. As an accommodation to the other party, Seller and Buyer each agrees to reasonably cooperate with each other if either or both of them elect to consummate the transaction contemplated by this Agreement in a manner intended to qualify as a like-kind exchange of property pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended (the “Exchange”), including, without limitation, so called “reverse exchanges.” Such cooperation shall include executing documents related to such Exchange, provided that the requesting party is not then in default of its obligations under this Agreement and the following terms and conditions are satisfied: (a)  the non-exchanging party shall in no way be obligated to pay any facilitator charges, escrow costs, brokerage commissions, title charges, survey costs, recording costs or other charges incurred with respect to the Exchange, (b) the exchanging party shall promptly reimburse the non-exchanging party for any reasonable professional fees, including attorneys' fees, incurred with respect to the Exchange; (c)  the non-exchanging party shall have no responsibility or liability to any third party involved in the Exchange; (d) the non-exchanging party shall not be required to make any representations or warranties nor assume any obligations, including but not limited, incurring any debt, taking title to any other property, expending any sum, or incurring any liability whatsoever in connection with the Exchange; and (e) the parties' rights and obligations under this Agreement, shall not be reduced or excused in any manner as the result of the Exchange. This Agreement shall constitute notice within the meaning of Section 1.1031(k)-1(g)(4)(v) of the Income Tax Regulations.

17.9    Further Assurances. Seller and Buyer shall, in good faith, take such further acts and execute and deliver such further documents and assurances as are reasonably required to give full effect and meaning to this Agreement.

17.10  No Third Party Beneficiaries. This Agreement, and each provision thereof, is intended solely for the mutual benefit of Seller and Buyer and their respective successors and assigns, and is not intended for the benefit of any third party. No third party has or shall acquire any rights under this Agreement and no third party shall be entitled to rely upon or enforce this Agreement.

17.11  Severability. In the event that any term or provision of this Agreement is determined to be invalid or unenforceable for any reason, such term or provisions shall be severed from this Agreement without affecting the validity or enforceability of the remainder of this Agreement.

17.12  Interpretation. The parties have jointly participated in the negotiation and drafting of this Agreement, and this Agreement shall be construed fairly and equally as to the parties, without regard to any rules of construction relating to the party who drafted a particular provision of this Agreement.

17.13  Time. All references in this Agreement to “days” shall mean calendar days unless expressly referred to as “business days.” If the day for performance of any obligation under this Agreement is a Saturday, Sunday or legal holiday, then the time for performance of that obligation shall be extended to the first following day that is not a Saturday, Sunday or legal holiday.

17.14  Counterparts and Electronic Signatures. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. Electronic copies of signatures shall be deemed to be originals..

[Signature Blocks on Following Page.]

THE PARTIES have executed this Agreement, effective as of the Effective Date.

SELLER:		BUYER:

NORTECH SYSTEMS, INC.		ESSJAY INVESTMENT COMPANY, LLC

By:	/s/ Constance M. Beck	By:	/s/ Josh Benson
Name:	Constance M. Beck	Name:	Josh Benson
Its:	Vice President and Chief Financial Officer	Its:	Senior Vice President

4811-1968-3258

FIRST AMENDMENT TO PURCHASE AND SALE AGREEMENT

This First Amendment to Purchase and Sale Agreement (this “Amendment”) is entered into effective as of August 7, 2020, by and between Essjay Investment Company, LLC, a North Dakota limited liability company (“Buyer”), and Nortech Systems Incorporated, a Minnesota corporation (“Seller”).

WHEREAS, Buyer and Seller are parties to that certain Purchase and Sale Agreement, dated June 24, 2020 (the “Agreement”);

WHEREAS, Seller and Buyer wish to amend the Agreement, and make certain other agreements, all as set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed as follows:

1.     Allocation of Purchase Price. Pursuant to Section 2.4 of the Agreement, Seller and Buyer agree that the total Purchase Price shall be allocated between the respective lands and Improvements that collectively constitute the Real Property, as follows:

a.     $3,448,120 shall be allocated to the land and Improvements located at 1950 Excel Drive, Mankato MN (described as Parcel 1 in the Title Evidence); and

b.     $2,851,880 shall be allocated to the land and Improvements located at 4050 Norris Court NW, Bemidji MN (described as Parcel 2 in the Title Evidence).

2.     Letter of Credit. The initial letter of credit to be delivered by Seller at Closing pursuant to Section 6.5 of the Agreement and in accordance with Section 4.08 of the Leases, and any replacement letter of credit thereunder, shall expressly name Central Minnesota Credit Union (and any assignee/successor lender(s) of the applicable Landlord(s)), as additional addressees/beneficiaries thereof, in addition to each of the applicable Buyer(s)/Landlord(s) (and their successor/assigns). Sections 4.08 of the Leases to be entered into at Closing pursuant to Section 6.5 of the Agreement, shall be likewise revised to reflect the foregoing.

3.     Amendment/Agreement in Full Force/Defined Terms. Except as expressly amended by this Amendment, the terms and provisions of the Agreement shall remain in full force and effect. To the extent any of the terms and provisions of the Agreement are inconsistent with the terms and provisions of this Amendment, the terms and provisions of this Amendment shall control. All defined terms used in this Amendment and not otherwise defined herein shall have the respective meanings ascribed to them in the Agreement. No modification, waiver, amendment, discharge or change of this Amendment shall be valid unless the same is in writing and signed by the Party against which enforcement of the same is or may be sought.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Amendment has been executed as of the date and year first above set forth.

SELLER:	BUYER:

NORTECH SYSTEMS, INC.	ESSJAY INVESTMENT COMPANY, LLC

By: /s/ Constance M. Beck	By: /s/ Josh Benson

Name: Constance M. Beck	Name: Josh Benson

Its: Vice President and Chief Financial Officer	Its: Senior Vice President

This Amendment may be executed in any number of counterparts, each of which so executed shall be deemed original; such counterparts shall together constitute but one agreement. Facsimile and/or digitally transmitted signatures shall be sufficient to bind the Parties and shall in all respects be treated in court proceedings or otherwise as the legal equivalent of an original signature